Exhibit 5.1

September 14, 2009

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

Re:	Registration Statement on Form S-3 for Resale of 52,421,654 Shares of Common Stock

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Unisys Corporation, a Delaware corporation (the “Company”). I, or other attorneys in the Company’s Office of the General Counsel (the “Unisys Attorneys”), have represented the Company in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on September 14, 2009 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by certain stockholders of the Company from time to time, pursuant to Rule 415 under the Securities Act, of up to 52,421,654 shares of common stock, par value $.01 per share, of the Company (the “Selling Stockholder Shares”).

In connection with the opinion expressed herein, I or the Unisys Attorneys have examined, among other things, (a) the Registration Statement, (b) the Company’s Restated Certificate of Incorporation and (c) the Company’s By-laws. In addition, I or the Unisys Attorneys have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I or they have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I or the Unisys Attorneys have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the original of such latter documents.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations issued thereunder.

I am admitted to practice in the Commonwealth of Pennsylvania. This opinion is limited to the laws of that Commonwealth, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.

Very truly yours,

/s/ Nancy Straus Sundheim

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